Exhibit 5.1

CONSENT OF RAYMOND CHABOT GRANT THORNTON

We have issued our reports dated June 13, 2003, except for Notes 27 and 28 which are as of December 17, 2003, accompanying the consolidated financial statements of Alimentation Couche-Tard Inc. contained in the Registration Statement (Form F-10, Form S-4 and Form F-4 dated February 13, 2004) of Alimentation Couche-Tard Inc., Couche-Tard U.S. L.P. and Couche-Tard Financing Corp. and the related Prospectus for the registration of $350,000,000 of 7½% Senior Subordinated Notes due 2013 to be exchanged for $350,000,000 of outstanding 7½% Senior Subordinated Notes due 2013. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ RAYMOND CHABOT GRANT THORNTON

Montreal, Canada
February 13, 2004